UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2021

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

2600 W. Camelback Road
Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 247-4400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LOPE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Modification of Credit Agreement with Grand Canyon University. On July 1, 2018, Grand Canyon Education, Inc. (the “Company”) consummated an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Grand Canyon University (“GCU”).   In conjunction with the Asset Purchase Agreement, we received a secured note from GCU as consideration for the transferred assets (the “Transferred Assets”) in the initial principal amount of $870.1 million (the “Secured Note”). The Secured Note is governed by a credit agreement that contains customary commercial credit terms, including affirmative and negative covenants applicable to GCU, and that provides that the Secured Note bears interest at an annual rate of 6.0%, has a maturity date of June 30, 2025, and is secured by all of the assets of GCU (the “Credit Agreement”). The Secured Note provides for GCU to make interest only payments during the term, with all principal and accrued and unpaid interest due at maturity and also provides that we may loan additional amounts to GCU to fund approved capital expenditures.  As of September 30, 2021, the Company had loaned $99.8 million to GCU, net of repayments, and the Secured Note had an outstanding balance (principal and accrued interest) of $969.9 million.

On October 28, 2021, the Company received formal notice from GCU of GCU’s entry into a refinancing transaction (the “Refinancing”) the proceeds of which will be used to repay $500.0 million of the outstanding balance of the Secured Note on October 29, 2021.  In connection with the Refinancing and related partial repayment of the Secured Note, the Company entered into a Modification of Credit Agreement with GCU (the “Modification”).  The Modification provides that, in exchange for the partial repayment, (i) the Company will release its first priority lien on GCU’s assets, (ii) GCU will grant a first priority lien to a financial institution as master trustee under a master trust indenture (the “Master Trust Indenture”), and (iii) the Company will receive an obligation from the master trust evidencing the remaining balance of the Secured Note due to the Company (the “Trust Obligation”).  The Trust Obligation continues to bear interest at an annual rate of 6.0%, has a maturity date of June 30, 2025, and is secured on an equal and proportional basis with all other obligations issued under the Master Trust Indenture by all of the assets of GCU.

The foregoing description of the Modification does not purport to be complete and is qualified in its entirety by the full text of the agreement.  A copy of the Modification will be filed as an Exhibit to our Form 10-Q for the period ended September 30, 2021, our next periodic filing.

Termination of GCE Credit Agreement.  The Company is a party to that certain Amended and Restated Credit Agreement, dated as of January 22, 2019, among the Company, Orbis Education Services, LLC, a wholly owned subsidiary of the Company, as guarantor, Bank of America, N.A. as administrative agent, swing line lender and letter of credit issuers, and the other lenders names therein (as amended, the “GCE Credit Agreement”). Upon its receipt of the proceeds from the Refinancing in partial payment of the Secured Note, the Company intends to repay all amounts due under the outstanding term loan and revolving credit facilities of, and to terminate, the GCE Credit Agreement and to use the balance of such proceeds for general corporate purposes, including repurchases of shares under the Company’s share repurchase program.

Item 2.02. Results of Operations and Financial Condition.

On October 28, 2021, the Company reported its results for the third quarter of 2021.  The press release dated October 28, 2021 is furnished as Exhibit 99.1 to this report.

Item 9.01. Consolidated Financial Statements and Exhibits.

99.1       Press Release dated October 28, 2021

104Cover Page Interactive Date File (imbedded within the XBRL document)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 28, 2021
104	Cover Page Interactive Date File (imbedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: October 28, 2021	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial Officer)